Mail Stop 3561

								January 3, 2006

By U.S. Mail

Mr. Paul Bailey
Chief Financial Officer
Iroquois Pipeline Operating Company
One Corporate Drive, Suite 600

Shelton, CT 06484

		Re:	Iroquois Gas Transmission System
			Form 10-K for the year ended December 31, 2004
			Filed March 31, 2005
			File No. 333-42578


Dear Mr. Bailey:


	We have completed our review of your Form 10-K and related filings and have no further comments at this time.



							Sincerely,




		Michael Moran, Esq.
		Branch Chief Accountant